UNITED STATES
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Atlas Energy, Inc.

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Chevron Corporation

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NEWS RELEASE
FOR IMMEDIATE RELEASE
Chevron Announces Agreement to Acquire Atlas Energy
•	Acquisition gives Chevron high quality natural gas position in the Marcellus Shale

•	Chevron becomes 60 percent operator of a joint venture with Reliance Industries
     SAN RAMON, Calif., November 9, 2010 –Chevron Corporation (NYSE: CVX) and Atlas Energy, Inc. (NASDAQ: ATLS) announced today that Chevron would acquire Atlas Energy for cash of $3.2 billion and assumed pro forma net debt of approximately $1.1 billion. The acquisition will provide Chevron with an attractive natural gas resource position primarily located in southwestern Pennsylvania’s Marcellus Shale. The acquisition is subject to certain Atlas Energy restructuring transactions, approval by Atlas Energy shareholders and regulatory clearance.
     “This acquisition is the right opportunity for Chevron,” said George L. Kirkland, Chevron Vice Chairman. “We are acquiring a company that has one of the premier acreage positions in the prolific Marcellus. The high quality resource, competitive cost structure in the Marcellus, strong growth potential of the asset base and its proximity to premier natural gas markets make this targeted acquisition a compelling investment for Chevron.”
     Kirkland also commented: “The Atlas Energy assets further advance Chevron’s global shale gas position, complementing the company’s recent entrance into shale gas opportunities in Poland, Romania and Canada.”
     Gary Luquette, Chevron North America Exploration and Production President said, “Atlas Energy brings to us a highly skilled team with strong operating experience and established land management capabilities. This knowledge, together with Chevron’s technical expertise and global experience with large scale project developments, will create strong organizational synergies.”
Atlas Energy Assets
     When the transaction closes, Chevron will gain Atlas Energy’s estimated nine trillion cubic feet of natural gas resource, which includes approximately 850 billion cubic feet of proved natural gas reserves with approximately 80 million cubic feet of daily natural gas production. The assets in the Appalachian basin consist of 486,000 net acres of Marcellus Shale; 623,000 net acres of Utica Shale; and a 49 percent interest in Laurel Mountain Midstream, LLC, a joint venture which owns over 1,000 miles of intrastate and natural gas gathering lines servicing the Marcellus. Assets in Michigan include Antrim producing assets and 100,000 net acres of Collingwood/Utica Shale.
Marcellus Joint Venture
     In April 2010, Atlas Energy entered a joint venture to develop its Marcellus assets with a wholly owned affiliate of Reliance Industries Limited. Under the agreement, Chevron will assume Atlas Energy’s role as operator with 60 percent participation in the Marcellus joint venture, under the original agreement terms between Atlas Energy and Reliance. Reliance will continue to fund 75 percent of the operator’s drilling costs, up to $1.4 billion.

Terms of Acquisition
     Under the terms of the agreement, Atlas Energy shareholders will receive $38.25 in cash for each share of Atlas Energy stock and a pro-rata distribution of over 41 million units of Atlas Pipeline Holdings, L.P. (NYSE: AHD) following certain restructuring transactions to be completed immediately prior to the merger closing. Based on AHD’s most recent closing price on November 8, these units will have a value of $5.09 per Atlas Energy share. In the restructuring transactions, Atlas Energy will:
•	Acquire a 49 percent interest in Laurel Mountain Midstream, LLC from Atlas Pipeline Partners, L.P. (NYSE: APL) for a cash consideration of $403 million;
•	Sell all interests in existing investment partnerships, 175 billion cubic feet of proved natural gas reserves, and certain other energy assets to AHD for a consideration of $250 million, comprised of $30 million in cash and $220 million in newly issued AHD units.
     Goldman, Sachs & Co. is acting as financial advisor to Chevron. Skadden Arps Slate Meagher Flom LLP is acting as legal advisor to Chevron. Jefferies & Co. Inc. and Deutsche Bank Securities Inc. are acting as financial advisor to Atlas Energy. Wachtell Lipton Rosen Katz is acting as legal advisor to Atlas Energy.
     Chevron will briefly address the acquisition at the upcoming Bank of America / Merrill Lynch 2010 Global Energy Conference on November 11th. The event will be webcast.
About Chevron
     Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of its employees and their application of the most innovative technologies in the world. Chevron is involved in virtually every facet of the energy industry. The company explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at http://www.chevron.com.
About Atlas Energy
     Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachia and Michigan Basins and a leading developer in the Marcellus Shale in Pennsylvania.
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Contact: Lloyd Avram — +1 925-842-3422  avrl@chevron.com

Additional Information about the Acquisition
     This communication may be deemed to be a solicitation of proxies in respect of the proposed acquisition of Atlas Energy by Chevron. In connection with the proposed acquisition, Atlas Energy will file a proxy statement with the SEC and intends to file other relevant materials with the SEC as well. Investors and security holders of Atlas Energy are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition and related matters. The final proxy statement will be mailed to Atlas Energy stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Atlas Energy, at the SEC’s Web site, www.sec.gov. These documents (when they are available) can also be obtained by investors and stockholders free of charge from Atlas Energy upon written request to Atlas Energy, Attention: Investors Relations; Atlas Energy, Inc., 1845 Walnut Street, Suite 1000, Philadelphia, PA 19103; InvestorRelations@atlasenergy.com, or by calling 1-877-280-2857.
     This communication is not a solicitation of a proxy from any security holder of Atlas Energy; however, Chevron, Atlas Energy and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of Atlas Energy in connection with the proposed acquisition. Information about Chevron’s directors and executive officers may be found in its 2009 Annual Report on Form 10-K filed with the SEC on February 25, 2010, and definitive proxy statement relating to its 2010 Annual Meeting of Stockholders filed with the SEC on April 15, 2010. Information about Atlas Energy’s directors and executive officers may be found in its 2009 Annual Report on Form 10-K filed with the SEC on February 26, 2010, and definitive proxy statement relating to its 2010 Annual Meeting of Stockholders filed with the SEC on April 13, 2010. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger will be included in the proxy statement and other relevant materials filed with the SEC when they become available.
Cautionary Statement Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
Except for the historical and factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the acquisition such as synergies, competitive cost structure, growth potential, market profile and financial strength, and the competitive capabilities of the combined company, and other statements identified by words such as “estimates, “expects,” “projects,” “plans,” “adds,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by Atlas Energy shareholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration of Atlas Energy operations into Chevron will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Chevron’s and Atlas Energy’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.